CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of NightShares 500 ETF, NightShares 100 ETF, and NightShares 2000 ETF (the “Funds”), each a series of Unified Series Trust, under the headings “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.

Chicago, Illinois

May 17, 2022